Exhibit 15.2

Independent Auditors’ Consent

We consent to the incorporation by reference in the Registration Statement of KT Corporation on Form F-3 (No. 333-100251) of our reports dated March 27, 2004 and March 7, 2003, relating to our audits of the financial statements of KT Freetel Co., Ltd. (which reports express an unqualified opinion and include explanatory paragraphs relating to the merger of KT Freetel Co., Ltd. with KT ICOM Co., Ltd. and KT M.Com Ltd.), appearing in the Annual Report on Form 20-F of KT Corporation for the three years ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the registration statement on Form F-3 of KT Corporation.

Anjin Deloitte LLC

Seoul, Korea

June 25, 2004